UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
_________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   September 1, 2017

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NEXEON MEDSYSTEMS INC
(Exact Name of Registrant as Specified in Charter)

Nevada	000-55655	81-0756622
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1910 Pacific Avenue, Suite 20000 Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

844-919-9990
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth below under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 1.01.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Acquisition Agreement

On September 1, 2017 (the “Acquisition Date”), Nexeon MedSystems Inc, a Nevada corporation, (the “Company”), through its wholly-owned subsidiary Nexeon Medsystems Europe, SARL, a Luxembourg private limited liability company ( “Nexeon Europe”), completed the acquisition of Nexeon Medsystems Belgium SPRL, a company incorporated under the laws of Belgium, (“NMB”) pursuant to the Acquisition Agreement entered into on January 10, 2017, between Rosellini Scientific, LLC, a Texas limited liability company controlled by our Chief Executive Officer, William Rosellini, (“RS”) and Nexeon Europe (the “Acquisition”).  RS was the sole shareholder of NMB owning 107,154 shares (the “Shares”).

Pursuant to the Acquisition Agreement, RS granted to Nexeon Europe the exclusive and irrevocable right to purchase the Shares upon the terms and conditions set forth in the Acquisition Agreement (the “Right to Purchase”). The consideration for the Right to Purchase was US $1,000 (the “Acquisition Price”). Upon Nexeon Europe exercising the Right to Purchase, the Agreement was automatically deemed converted into and considered a share transfer agreement for the purchase of the Shares and the Acquisition Price became the Purchase Price of the Shares and was deemed to have been satisfied by Nexeon Europe to RS as of the date of the Acquisition Agreement.

Description of NMB

NMB, formerly known as Rosellini Scientific Benelux, prior to the Acquisition was a wholly-owned subsidiary of RS.  NMB is a medical device research, development, and manufacturing company with 10 full-time employees and consultants. NMB was originally formed in 2013 and is located in Liege, Belgium.

NMB has previously received a number of subsidies from the government of the Walloon region in Belgium to develop active implantable medical devices.  In addition, NMB has acquired assets related to an implantable neurostimulation device system, the Synapse™, for use in the treatment of neurological diseases. NMB has filed a new application for a renewal of the CE Mark for an improved version of the original Synapse device.  The Synapse™ was previously issued a CE Mark for use in the treatment of certain movement disorders associated with Parkinson's disease.  It also is being manufactured for a number of commercial partners, including Galvani Bioelectronics , for use in their various research projects.

As of the Acquisition Date, NMB had €1,496,000 (approximately US $1,778,000) in remaining funds from previously awarded grants and €1,203,000 (approximately US $1,429,000) in pending grant applications from the Public Service of Wallonia - Department of Technology Development and the Research Programs Department (the Wallonia region is located in South Brussels, in Belgium). The NMB grant revenues will be beneficial to the Company.

Loan Agreement and Promissory Note

In connection with the Acquisition Agreement described above and based on the contemplation that Nexeon Europe would acquire all of the shares of NMB in order for NMB to become a part of the Nexeon group of companies, Nexeon Europe and NMB entered into a Loan Agreement and related Promissory Note pursuant to which Nexeon Europe agreed to make a loan to NMB in the aggregate principal amount of €1,000,000 (the “Loan”). The interest rate on the Loan was 5% per annum on a 365 day year basis and the actual number of days elapsed.

Subsequent to the original Loan, additional sums were loaned to NMB pursuant to the Loan Agreement and related Promissory Note. On July 15, 2017, the terms of the Loan were amended to increase the aggregate principal amount of the Loan to €1,750,000. On August 15, 2017 the Loan was amended to increase the aggregate principal amount of the Loan to €2,600,000  (approximately US $3,068,000). As of the Acquisition Date, $€2,510,873 (US $2,983,495) had been loaned to NMB pursuant to the terms of the Loan Agreement and Promissory Note, as amended. Pursuant to the Acquisition, the Loan will be settled through inter-company account netting procedure or capitalized as an investment in the subsidiary.

The foregoing descriptions of the terms of the Acquisition Agreement, Loan Agreement and related Promissory Note do not purport to be complete and are subject to and qualified in their entirety by reference to the Acquisition Agreement, Loan Agreement and the Promissory Note, copies of which were filed as Exhibits 10.1, 10.2 and 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 17, 2017, and the terms of which are incorporated herein by reference.

Item 8.01	Other Events.

Description of the Company

Nexeon MedSystems Inc is a neuromodulation medical device manufacturing company focused on the development and commercialization of our neurostimulation technology platform for the treatment of various disorders via electrical stimulation of tissues associated with the nervous system.  The Company’s consolidated operations include operations of the following wholly-owned subsidiaries: Nexeon Medsystems Europe, SARL (“Nexeon Europe”), Nexeon Medsystems Puerto Rico Operating Company Corporation (“NXPROC”), Nexeon Medsystems Belgium, SPRL (“NMB”), and Pulsus Medical LLC. Nexeon Europe is the holding company for NXPROC and NMB.  NXPROC is focused on advanced computational biology and deep learning utilization associated with the Internet of Things technology.  Pulsus Medical, LLC conducts research and development related to cardiovascular disease technology.

Business Overview

Nexeon is a medical device company focused on the development and commercialization of our neurostimulator technology platform (“platform”) for the treatment of various disorders through electrical stimulation of neural tissues. Our platform has the ability to provide treatment to patients in several established neurostimulator markets including Deep Brain Stimulation (“DBS”), Vagus Nerve Stimulation (“VNS”), Sacral Nerve Stimulation (“SNS”), Peripheral Electrical Nerve Stimulation (“PENS”), and other emerging neurostimulator markets. Our Nexeon Neurostimulation System™ (“NNS™”) is the first commercial application of our platform. Initially, it will be indicated in the United States for the treatment of certain movement disorder symptoms associated with Parkinson’s disease. In Europe, the system will be indicated for use in patients with Parkinson’s disease, essential tremor, and dystonia. The previous generation of NNS™, the SynapseTM, received a CE Mark in 2012.

Through innovative stimulation, sensing, and collaborative research, Nexeon is transforming symptom management in patients with movement disorders. Using the NNS™, physicians can save time and achieve improved therapeutic results. Nexeon’s devices give doctors what they need: best in class stimulation with unconstrained capabilities to collect brain recordings called local field potentials (“LFPs”); and in turn, doctors can give patients what they want: improved therapy that minimizes or completely eliminates their quality-of life.

Using LFP surveys, doctors can quickly and confidently identify where stimulation would have the greatest effect, and researchers are able to advance DBS science. The NNS™ brings to market a user friendly, robust and flexible design with a broad set of product capabilities. This advanced technology is well positioned to compete in and grow the existing DBS market, currently estimated at approximately $590 million globally. Additionally, we believe our platform is well positioned to compete in the VNS, SNS, and PENS portions of the worldwide neurostimulator market, currently estimated at approximately $1.1 billion combined.

The NNS™ continues to meet critical milestones in its development cycle. In the first quarter of 2017, we completed the ISO 13485 certification process, which is a pivotal hurdle prior to regulatory submissions to the CE Mark authorities. The implantable pulse generator (“IPG”) in the NNS™ system has core technology that was previously CE Marked; and thus, the Company decided to pursue CE Marking for this system component first due to a hypothesized diminished pathway to approval.  As related to the United States (“U.S.”), in early 2017, the Company completed the pre-submission meetings with the FDA to determine scope of requirements for approval of the NNS™.

We have also developed our existing platform for use in the peripheral electrical nerve stimulation (“PENS”) and Vagus nerve stimulation (“VNS”) markets. Our platform is central to efficient development of device-based solutions across multiple markets; this platform technology includes our IPG, component wires (“extensions and leads”) to engage the nervous system, and the software programs to monitor and control the device.  This work is funded by international, National Institute of Health (“NIH”), and state grants for the development of treatments for asthma, chronic obstructive pulmonary disease, overactive bladder, atrial fibrillation, and ALS-related dysphagia.  Furthermore, in early 2016, we entered into a manufacturing agreement under a clinical research use license with GlaxoSmithKline (“GSK”); we manufacture our neurostimulator technology platform for purchase and use in their preclinical studies associated with the Galvani Bioelectronics Initiative.

Additional research endeavors within Nexeon and its wholly-owned subsidiaries are focused on enhancements to a comprehensive system offering for closed-loop, chronic disease therapeutics.  More specifically, projects include advanced computational biology, deep learning utilizing Internet of Things (“IoT”) technology, imaging solutions, e-health programs, big data management and optimization, among others.  All research conducted at Nexeon MedSystems and its subsidiaries, is completed using non-dilutive funding resources and relies primarily on the capacity of external researchers and consultants. Nexeon’s core leadership team is responsible for execution of its current commercialization and acquisition strategies; this team has minimal, if any, involvement in research activities unless the research is directly related to near-term development needs of commercial products.

Our wholly-owned subsidiary, Pulsus Medical, LLC, focuses primarily on material sciences, novel neural interface systems, and electrically-controlled pharmacotherapeutics. Most notable amongst the projects in development in this division include an electrically-active balloon catheter system (“IonCath”) for treatment of peripheral artery disease. The balloon is expanded and low-level electrical current from the balloon drives the charged drug mixture into the targeted lesion. The system aims to drastically improve upon present day drug delivery efforts by taking advantage of the electrical properties of carbon nanomaterials. IonCath is designed to actively deliver drug, to target precise lesions in the tissue, and to decrease or eliminate the undesired side effects associated with downstream loss of drug.

Market Overview

The neurostimulator market is comprised of multiple individual markets each focused on the treatment of various disease state indications through delivery of electrical stimulation via electrodes to a neural target. We estimate the combined DBS, VNS, SNS, and PENS market size at $1.6 billion in 2015, growing at an estimated 7.5% compound annual growth rate through 2018.

Deep Brain Stimulation (“DBS”)

DBS therapy has been used worldwide in over 135,000 patients to treat chronic neurological diseases for over 20 years. In DBS therapy, mild electrical pulses are delivered to specific targets in the brain through thin wires called leads. Pulses of energy are delivered through the brain-implanted lead via a small battery-powered implantable pulse generator (“IPG”) implanted under the skin. These pulses either inhibit or stimulate neural signals, thereby offering relief for the patient.

Currently, the FDA has approved certain DBS devices for the treatment of Parkinson’s disease and essential tremor, which affect approximately 7 million and 8 million people in the United States, respectively. The demand for these devices is driven by the significant pool of patients with movement disorders such as Parkinson’s disease and essential tremor who do not respond to pharmacologic therapy and require alternative therapies to relieve debilitating symptoms. The FDA has also approved certain DBS devices for treatment of dystonia and obsessive-compulsive disorders under a humanitarian device exemption. DBS is also currently being investigated as a therapy for other neurological disorders such as epilepsy, treatment-resistant major depression, and Alzheimer’s disease.

According to market research and our internal estimates, the worldwide DBS market in 2015 was estimated at $590 million and is expected to grow to $790 million by 2018, a 10% compound annual growth rate. DBS is the third most commonly performed neurostimulator therapy behind Spinal Cord Stimulation (“SCS”) and Sacral Nerve Stimulation (“SNS”). We expect that the DBS worldwide market will likely continue to experience double-digit growth due to an increasingly aging population and an increase in neurodegenerative disorders.

DBS therapy is estimated to have penetrated less than 10% of the United States market. We believe the following shortcomings of current DBS devices have limited adoption of DBS therapy in the United States:

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Commercial DBS Systems are based on legacy designs. Commercially available DBS technologies have remained mostly unchanged relative to the original systems developed in the early 1990s. For the last two decades, DBS treatment has involved empirically selected parameters delivered continuously without adjusting for the patient’s disease state, medication status, or side effects. This is a brute force approach intended to overcome: i) an overall lack of understanding of the mechanism of DBS, and ii) a lack of sophisticated tools necessary to respond to a dynamic situation. Stimulating in this continuous, brute force manner may promote acclimatization to the therapy, side-effects such as speech impairment, neuropsychiatric symptoms, and worsening of motor functioning, in addition to reducing battery life of the device.

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Devices are Inefficient and Ineffective to Program. After a DBS surgery, identification of the correct stimulation site on the lead and optimization of the stimulation parameters is crucial to the success of the DBS therapy. However, this process is extremely time-consuming for the neurologist because there is no feedback other than the patient behavior, which can be unreliable. Post-operative programming time is considerable for the nurse, clinician, and patient, ranging from 18 to 41.4 hours in the first year of treatment. Furthermore, DBS programming requires specialized neurologists, and even then, it is reported that 37% of devices are inadequately programmed due to the cumbersome trial-and-error method. Furthermore, brain signals in chronic diseases such as Parkinson’s disease change faster than is accounted for by programming adjustments. More frequent adjustments are needed for improved efficacy. Programming time and complexity continues to increase as the market adopts DBS systems with more advanced stimulation capabilities that take longer to optimize.

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Inability to Monitor Disease Progression. Current DBS devices do not have a way to monitor when and how the disease and therapy is affecting the patient. Patient diaries have been used as a reporting measure between follow-up visits, but they are commonly associated with reduced compliance, recall bias and diary fatigue. Overall, the current devices provide no way objective way for the clinician to know whether the patient receives optimal therapy in between visits.

Need for next-generation recording capabilities

To overcome these limitations, the field widely recognizes that significant impact that would be achieved with a DBS device capable of detecting brain “biomarkers”. Biomarkers are biological measures that can be evaluated as an indicator of disease state. Disease-specific neural biomarkers can be monitored continuously and used to program site-specific stimulation parameters for DBS therapy. Local field potentials (“LFPs”) are measures of collective neural activity that have recently been shown to correlate with symptoms of Parkinson’s disease and is proposed as a suitable biomarker for DBS therapy. In contrast to other kinds of chemical or behavioral biomarkers, such as neurotransmitters or gait variability, LFPs have the advantage that they can be recorded directly from the DBS electrode used for stimulation without additional electrodes or hardware.

The correlation between LFPs and the patient’s motor symptoms grounded the idea of developing an LFP-controlled closed-loop or adaptive DBS (aDBS) system. Instead of flooding the brain with electrical stimulation regardless of the patient’s disease state, aDBS systems would listen to the brain’s dynamics and automatically drive the relevant neural circuits to the desired state in a gentler, yet still effective manner. As aDBS is not continuous at a constant stimulation level, but demand-controlled, it could prolong battery life, reduce side effects, and limit adaption of the brain to DBS therapy.

Multiple groups have tested closed-loop and responsive algorithms in preclinical and acute clinical studies. A rudimentary threshold-based aDBS algorithm has received the greatest support to date. This approach utilizes recordings of one or more specific neural biomarkers that reflect ongoing changes in the patient’s clinical state. Stimulation is then cycled on or off when a specific biomarker crosses a defined threshold. In acute clinical studies, this aDBS algorithm is proven more effective than conventional DBS by up to 27%. However, on/off threshold-based aDBS algorithms can only react to symptom-correlated signals rather than predict the onset of symptoms and stimulate prior to their onset so that brain circuits remain in a safe state.

In addition to the lack of suitable algorithms, the primary limitation hindering the clinical and commercial availability of next generation closed-loop systems is a lack of implantable DBS systems capable of measuring and responding to neural biomarkers such as LFPs. Currently, there are several FDA-approved DBS systems: Medtronic’s Activa System and St. Jude Medical’s Brio and Infinity Neurostimulation Systems. However, only the Medtronic systems can sense or record neural biomarkers, which prevents monitoring of disease therapy, efficient device programming and the adoption of closed-loop DBS.

Though not FDA approved, the Medtronic Activa PC+S prototype is used in investigational, proof-of-principle studies in over 20 centers worldwide. It is the only available IPG for DBS that that can record LFPs. However, there are several areas for significant improvement of the Medtronic prototype. First, the device is not rechargeable, which prevents long-term recording without battery drain. Short recording lengths are then required to prevent battery discharge related to wireless data streaming. Non-rechargeable systems also require replacement surgeries, which is a risk for the patient. Second, LFP recordings from the PC+S have low signal-to-noise-ratio (SNR) due to lower signal amplification than external amplifiers and signal contamination at certain frequencies due to motion, environmental noise, and the stimulation pulse itself. Especially in the case of data streaming, compression of the signals needed for streaming induces a reduction in signal quality. Furthermore, storage on the device lasts under one hour until the data must be downloaded, which is time-consuming.  Overall, there is a significant market need for a DBS platform that can sense and record neural biomarkers to increase the clinical utility and commercial viability of DBS therapy. Such a device will have significant advantages over the state-of-the-art.

Need for next-generation stimulation capabilities

Existing FDA approved DBS therapies are associated with stimulation related adverse effects due to unintended stimulation in non-target regions of the brain. Because target brain structures are small, stimulation can spill over into non-motor portions of the brain and impair speech, behavior, and motor functions. Recent advances prove that directional lead technology with segmented electrodes allows precise steering of electrical current to the relevant regions of the brain. This alleviates side-effects and improves efficacy of DBS therapy.

Directional leads are rapidly gaining market share, and all companies with market approved DBS devices are featuring them in their pipeline. However, the increased number of electrode contacts introduces more complexity. Prolonged programming time is needed to utilize the current steering features. Studies report programming time is approximately 2-hours per directional lead, approximately twice the time required for a traditional 4-channel lead. Directional lead programming can require two separate patient visits, which is a drain of resources and energy for neurologists and patients. Programming algorithms that automatically select the optimal contact on a directional lead, such as those developed for traditional 4-channel electrodes has the potential to reduce programming time and increase the utilization of this technology.

The Nexeon Neurostimulation System addresses the shortcomings of present day DBS systems by bringing neural biomarker recording and current steering stimulation in one best-in-class closed-loop DBS device.

Our Neurostimulation Technology Platform

Our neurostimulator technology platform was developed to provide the most innovative capabilities currently available on the market and to provide physicians and patients with improved solutions and tailored treatment options. Our platform is fundamental to the design of the Nexeon Neurostimulation DBS product and provides the foundation for the development of future products. The key value propositions of our platform include:

•      Innovative core technology. The engine of our neurostimulator technology platform, the IPG, is based on more than 30 years of development. The custom-made chip was developed using our advanced engineering and design capabilities to have a broad spectrum of electrical outputs.

•      Diverse lead portfolio. Our diverse lead portfolio includes a directional lead for targeted DBS therapy and a self-sizing cuff electrode for stimulation of peripheral nerves, which we believe are easier to implant and steer than competing leads. Our platform can deliver tailored therapy to a wide spectrum of patients

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Customized programmability. The algorithmic driven technologies in our platform are designed to allow physicians to program products incorporating our platform for rapid and sequential delivery of multiple stimulation programs. These products are capable of capturing feedback from patients, and thereby providing physicians and patients with the flexibility to select from several different stimulation programs and optimize treatment.

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Multiple independent current sources. Our neurostimulator technology platform can deliver electrical energy through 16 independent current sources. This capability optimizes current delivery and improve field control allowing for current steering and precision therapy.

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Rechargeability. A majority of neurostimulators on the market are not rechargeable and requires risky replacement surgeries when batteries die. Our neurostimulator platform is easily rechargeable to reduce the need for replacement surgeries and enable long-term recording with minimal impact of battery drain.

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Upgradeable technology enables next generation offerings. Nexeon Neurostimulation System’s proprietary chip set and hardware is capable of being configured for use in next generation treatment offerings due to its flexible stimulation and recording capabilities. It can deliver higher frequencies and a broader array of stimulation patterns than devices currently on the market. Upgrades can be provided to already implanted patients via a software or firmware upgrade. We believe these capabilities provide a solid foundation for new treatment options in DBS and other neuromodulation therapies.

Our Product – The Nexeon Neurostimulation System (NNS™)

The NNS™ DBS device is designed to deliver consistent, effective therapeutic results faster. It delivers best-in-class stimulation with unconstrained capability to collect LFP recordings. Using LFP surveys, doctors can quickly and confidently determine where to stimulate to take full advantage of directional leads. Importantly, Nexeon’s devices are upgradable, enabling both physicians and patients to benefit from the latest technology as it is developed, without the need for replacement or revision surgery.

NNS™ delivers DBS therapy for the treatment of Parkinson’s disease, essential tremor, and dystonia. It is comprised of implantable and external components (Figure 1) that work synergistically to deliver well-controlled electrical pulses with specified parameters to target brain structures. Remote controls for the physician and for the patient enable communication with the implant. Each control offers different options. The energy source of the system can be recharged through the skin after device implantation by use of the patient remote control in combination with the battery charger. The device has previously received a CE Mark for Parkinson’s disease in 2012. It is expected to launch in Germany and several other European countries in 2018 and in the United States in 2020.

NNS™ Implantable Components

Implantable Pulse Generator: The IPG contains a rechargeable battery and electronics that deliver low-level electrical pulses to the leads. The IPG has 16 independent current sources and can be connected to one or two leads. It is a programmable device and can deliver customized programs for each patient. The IPG is surgically implanted under the skin in the chest.

Directional Leads: The leads are thin, insulated wires that conduct electrical pulses to brain structures (i.e., the Subthalamic Nucleus or Globus Pallidus Internus) from the IPG. The directional lead has segmented electrode contacts arranged in a 1-3-3-1 pattern to facilitate current steering during DBS therapy.

Extensions: The extensions connect the IPG to one or more leads.

NNS™ External Components

Patient Remote Control (RC): The patient RC allows patients to adjust their stimulation within prescribed limits and monitor their IPG battery charge levels.  RC design has a simple and intuitive interface due to usability studies in people of all ages with movement disorders. The RC enables the patient to record neural signals at home if desired without need for extensive training on how to use the device.

Battery Charger (BC): The BC is connected to the RC and used to charge the implanted IPG. To charge, the BC is placed over the implanted IPG in the chest. The RC continuously monitors charging voltage, current and temperature in the IPG and optimizes the inductive power generated by the BC for efficient charging.

Clinician Programmer (CP): The CP allows the clinician to communicate with the IPG and optimize stimulation parameters and current steering for each individual patient. Clinicians can also interrogate the integrity of the IPG and electrode leads. The CP has a database that keeps individual patient records with all programmed parameters and recorded data.

Surgical Accessories: NNS™ contains accessories for implantation. These surgical accessories include components such as tunneling tools, skull clamps, and torque wrenches to assist the physician in the surgical procedure.

Our Competitive Strengths

The list below highlights our competitive strengths and strategic reasoning for the launch our first commercial clinical product in the DBS market for use in Parkinson’s disease patients:

Established regulatory and reimbursement pathway with current customer base. The DBS market for Parkinson’s disease is well-established. As a result, there are fewer regulatory and reimbursement hurdles relative to other emerging neurostimulator markets. Additionally, there is an established network of providers who currently use DBS therapy who are predicted to integrate our device into their practice.

Large market opportunity. Only approximately 10% of present-day Parkinson’s disease patients who are eligible for DBS receive the therapy. Lack of market penetration is primarily due to deficiencies in current DBS system cause unwanted side-effects and require lengthy programming sessions.

Validated value propositions of our core technology. The need for the NNS™ DBS System has been informed by a User Needs Assessment that considers 1) thorough and continuous literature review and 2) input from DBS Key Opinion Leaders (KOLs). In the last year, Nexeon has completed over 25 KOL interviews from neurologists and neurosurgeons who are specialized in movement disorders and identified their need for a closed-loop adaptive DBS system to treat Parkinson’s disease patients. Over 95% of these KOLs are interested in using our device due to its technical innovations.

Desirable economics. Current market trends indicate that system unit reimbursement ranges from $20,000-30,000 (based on country, hospital, peripheral component needs) with margins of 25-40%.

Experienced management and engineering team with a record of accomplishment and successful performance. Our team has a strong record of successful performance and execution in the neuromodulation field. Collectively, our management team has launched 5 PMA products and has nearly 100 years of combined experience in the neuromodulation and chronic pain industry. In addition, we have an experienced engineering team with significant expertise in designing and developing medical devices for the neurostimulator market. We believe physicians and customers value working with a team like ours, which is comprised of highly skilled professionals who have in-depth knowledge of the industry, strong engineering and development capabilities, and an understanding of the needs of both patients and physicians.

While we do have other device innovations and other clinical indications outside DBS, the reasoning above gives us the most confidence to achieve recurring revenues along the shortest and most predictable timeline, relative to the other products we have in development.

Our Strategy

To successfully achieve our objectives, we are pursuing the following strategy:

Invest in research and development to further drive product innovation. We are investing in preclinical and clinical research to demonstrate and further the innovation of our NNS™ DBS device. We expect this investment will result in further product innovations and expanded labeling and new indications for system. These innovations are expected to include next generation IPG capabilities, additional lead offerings, and advancements in algorithmic programming.

Begin sales in Europe by targeting early adopters.  We will begin sales in Europe after achieving CE marking for the NNS™ DBS System in 2018.  We will target our early adopters who are research-focused neurologists who currently prescribe DBS therapy and conduct DBS-related research studies.  We believe the clinical data from our early adopters will drive market growth.

Complete a Pivotal Study in the U.S towards FDA approval. Nexeon will receive an Investigational Device Exemption to conduct a multi-center clinical trial in support of a premarket approval with the FDA. The study will focus on patients with Parkinson’s disease that is refractory to medical therapy. Enrollment is expected to begin in 2018.

Research Pipeline for Product Innovation. Nexeon’s key to successful execution is the unique efficiency and process model developed by the team combined with unwavering discipline and focus.  Development projects are prioritized for maximum efficiency based on metrics developed by company management and vetted with physician advisors.  Once projects are vetted, non-dilutive funding is garnered to finance the riskiest portions of product development (typically associated with biological uncertainty).  This approach eliminates substantial costs failures in early stage research and development.

Grant funding is a means of non-dilutive financing that can enhance stockholder value by generating a favorable Return on Equity (ROE). While the grant award process may be perceived as slow and burdened by restrictions and additional sets of oversights, it offers a unique opportunity to align non-dilutive capital with ongoing research and development in a way that enhances the value of a project. The Nexeon grant submission and post-award management processes operate as a well-oiled machine able to capitalize on the numerous advantages offered by non-dilutive grant programs. Grants provide funding to support both direct and indirect expenses, including labor, material, subcontracts, etc., and in some cases even provide a built-in profit to the awardee. In addition to the financial benefits of a grant award, Nexeon also uses the grant process to refine early-stage plans and receive feedback from independent reviewers. A successful grant award for an early stage idea provides the infrastructure for a project to reach an inflection point (e.g. first pre-clinical or clinical data), with subsequent acceleration achieved by raising at-risk capital. For existing shareholders, achieving meaningful inflection points on non-dilutive financing allows early investors to retain more value than if additional capital was required.

Nexeon prides itself on the ability to obtain and deploy non-dilutive funding in a way that adds tremendous value to the company without diluting the equity of its shareholders. Using this funding, we are pursuing the development of our neurostimulator technology platform in other established and emerging indications besides DBS for Parkinson’s disease, essential tremor, and dystonia. The Nexeon team has a successful record of receiving grant funding from international, federal, state, and private agencies or funds. We are currently working in the emerging indications described below:

Amyotrophic laterals sclerosis (“ALS”)-related dysphagia. We are developing our neurostimulator platform to stimulate the superior laryngeal nerve and enhance swallowing function in patients with dysphagia secondary to ALS. ALS is a neurodegenerative disease characterized by a progressive loss of motor neurons that leads to paralysis and death within 2–5 years from the time of diagnosis. Approximately 20,000 people in the United States suffer from ALS. Dysphagia, or the perception that there is an impediment to the normal passage of swallowed material, is common in this patient population. Current treatments to dysphagia are rudimentary such as behavioral modification, diet changes, and palliative treatments. In September 2015, the National Institute on Deafness and Other Communication Disorders awarded funding to Nexeon to develop this technology with research collaborators at University of Missouri. We have completed preclinical studies in a mouse model of ALS to optimize stimulation parameters for restoration of swallowing capabilities. Chronic stimulation with our device has demonstrated a therapeutic effect. These results will be leveraged to support future clinical studies with our device in ALS patients with dysphagia.

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“Superior laryngeal nerve stimulation for the treatment of neurogenic dysphagia in an animal model of amyotrophic lateral sclerosis”, National Institute on Deafness and Other Communication Disorders - Innovation Corps Supplement, 12/2016 - 2/2017, $41,095

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“Superior laryngeal nerve stimulation for the treatment of neurogenic dysphagia in an animal model of amyotrophic lateral sclerosis”, National Institute on Deafness and Other Communication Disorders - Innovation Corps Supplement, 09/2015-3/2016, $175,000

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“Superior laryngeal nerve stimulation for the treatment of neurogenic dysphagia in an animal model of amyotrophic lateral sclerosis”, National Institute on Deafness and Other Communication Disorders SBIR Phase II, 01/2018 – 12/2019, $600,000 (Submission in Progress)

Asthma and chronic obstructive pulmonary disease (COPD). We are developing our neurostimulator platform for Vagus nerve stimulation (“VNS”) for treatment of asthma related airway constriction that does not respond to medication. Asthma currently afflicts 18.9 million Americans with prevalence increasing at an alarming rate. Each year, Asthma accounts for more than 3,300, 430,000 hospitalizations, 1.75 million emergency department visits, and 14 million physician office visits. In 2016, the National Heart, Lung, and Blood Institute of the NIH awarded funding to Nexeon to develop this VNS Asthma therapy in collaboration with researchers at Oregon Health Sciences University. We are completing preclinical studies in a guinea pig model of asthma. Studies are looking to demonstrate the ability of VNS to induce improvements in the airway response that are predictive of a clinically meaningful response in humans. We are also preparing for a preclinical VNS study to demonstrate the feasibility of treating patients with chronic obstructive pulmonary disease (COPD) who are unable to adhere to their medical therapy.

•	“Vagus Nerve Stimulation Treatment for Asthmatic Bronchoconstriction”, National Heart, Lung & Blood Institute SBIR Phase I, $149,187

Overactive Bladder (OAB): We are developing our neurostimulator platform for sacral nerve stimulation for treatment of OAB for patients who do not respond to pharmacological treatment. OAB is common in survivors of cancer who have undergone surgical resection. This symptom is cited as a reason for patients to forego surgery. In 2014, we received funding from the Cancer Prevention Institute of Texas (CPRIT) to develop a wireless implantable neurostimulator to relieve OAB. Our long-term goal is to restore quality of life for those suffering with OAB by providing patients with a means of treating themselves in their own home as needed using our device. Preclinical studies have shown successful neuromodulation that can activate and inhibit the bladder reflex depending on the frequency of stimulation. We are now preparing to test the chronic performance of the implant in animals to ensure stability of device function. We will obtain an investigational device exemption for clinical studies to validate our device in support of FDA approval.

•	“Wireless Tibial nerve stimulation therapy for overactive bladder”, National Institute of Diabetes and Digestive and Kidney Diseases SBIR Phase I, 06/2014-05/2015, $213,000
•	“Wireless neuromodulation treatment for bladder dysfunction secondary to cancer”, Cancer Prevention Research Institute of Texas Product Development Award, 06/2015 – 12/2017, $967,000

Atrial fibrillation. We are developing a wearable device to stimulate the auricular branch of the Vagus nerve (“aVNS”) for treatment of atrial fibrillation (AF). AF is the most common cardiac arrhythmia, affecting 2 million people in the United States and can lead to blood clots, stroke, heart failure and other heart-related complications. Low levels of electrical current delivered to the Vagus nerve has successfully demonstrated the ability to reduce irregularities in heart beats in studies on patients with AF. In 2015, we received international funding from the Belgian government to develop the aVNS system for this indication. The ultimate goal of this project is to enhance the quality of life for individuals with AF by translating innovative research into a clinically viable technology. Our aVNS system is comprised of a non-invasive, battery-operated earpiece worn on each ear to stimulate the auricular branch of the Vagus nerve through the skin. The earpiece makes electrical contact with the skin via specially designed disposable self-adhesive hydrogel electrodes. The generator produces the stimulation signal which is a current-controlled biphasic pulse. The user can control the intensity of the signal, however, only the investigator can change the pulse duration and the frequency which are set and cannot be changed by the user. We have an ongoing clinical study testing VNS for the relief of atrial fibrillation with our external device.

•	“Wireless vagal nerve stimulation system for treating atrial fibrillation”, National Heart, Lung & Blood Institute SBIR Phase I – Innovation Corps Supplement, 09/2014-12/2014, $24,995
•	“Wireless vagal nerve stimulation system for treating atrial fibrillation”, National Heart, Lung & Blood Institute SBIR Phase I, 07/2014-12/2015, $220,000
•	“CardiaX: Thera-nostic approach for treatment of Congestive Heart Failure”, Wallonian Region – Belgian Government, 04/2014- 03/2017, €630,000

Peripheral Artery Disease. In the wholly Nexeon owned entity, Pulsus Medical LLC, we are developing an electrically active intravascular balloon to treat patients with peripheral artery disease in the lower limbs. Fatty material builds up in the lower extremity arteries and creates stenosis, which is the narrowing of vessels associated with reduced blood flow. Current stents and drug-coated balloons restore blood flow in the short term, but a more effective therapy is needed to prevent vessels from restenosis. Our electrically active balloon (“IonCath”) is an innovative approach to prevent restenosis in lower extremity PAD. This device improves upon current drug-coated balloons by using iontophoresis to actively induce greater absorption of drugs onto the surrounding vasculature. When using iontophoresis, a low current is applied, which radiates outward from the negatively-charged conductive balloon to an external, positively-charged skin electrode. With the IonCath system, we propose a significant improvement over current therapies by facilitating greater drug transfer efficiency and reducing drug loss to lower restenosis rates. We are currently looking for partnerships with pharmaceutical companies to develop this drug-device combination therapy. This project is in the preclinical development stage and utilizes our teams advanced knowledge in delivering electrical current to tissues deep within the body.

•	“Development of a microperforated nanocomposite balloon for intravascular anti-restenotic drug delivery”, National Heart, Lung & Blood Institute SBIR Phase I/II, 10/2015-02/2018, $790,796;
•	“Development of a microperforated nanocomposite balloon for intravascular anti-restenotic drug delivery”, Kentucky SBIR-STTR Matching Funds Program, 01/2016-12/2016 $150,000; and
•	“Ion Catheter: Balloon Device to Enable Intravascular Iontophoretic Drug Delivery”, Wallonia Region – Belgian Government, 01/2018- 12/2021, €1,200,000 (In Review)

Regulatory Plan

The Company is filing for a CE Mark in the European Union (“EU”) for the Nexeon Neurostimulation System for DBS to relieve symptoms of Parkinson’s disease, Essential Tremor, and Dystonia. Nexeon intends to perfect its Technical File (including implementing its quality system, manufacturing, and packaging procedures, labeling, sterilization, packaging, and performing any remaining testing, verification, and/or validation activities). In accordance with MEDDEV 2.7/1 Rev 4, we will demonstrate Clinical, Technical, and Biological equivalence with a Medtronic DBS system, which allows us to forego pre-market clinical trials. While there have been some recent increases in the stringency of the relevant EU regulatory requirements, human clinical trial data is not always necessary when pursuing product approval via a CE Mark. The regulatory process is expected to take somewhere between three to six months, with issuance of a CE Mark early in the first quarter of 2018.

The Company has had multiple discussions with FDA and intends to begin a pivotal study for DBS in the U.S. in 2018. Bench experiments and preclinical animal testing requirements are already in progress and management expects that such experiments will be concluded in 2017. Some of the biocompatibility testing may be replaced by published literature of the material being used. Preclinical animal studies to demonstrate efficacy and functioning of the device may be, but are not always, a regulatory requirement. The tests could include preclinical animal testing for cytotoxicity, sensitization, genotoxicity, and implantation biocompatibility. Additional testing that may be applicable includes irritation or intracutaneous reactivity, acute system toxicity, and sub-chronic toxicity (sub-acute toxicity). Supplementary evaluation testing that could be required includes testing for chronic toxicity and carcinogenicity. In lieu of some of these testing requirements, the regulatory submissions may be able to include published toxicity data on the lead material and/or provide justification or risk assessment for not conducting the appropriate tests.

The Company also intends to complete preclinical testing for the electrically-active intravascular balloon program in 2018 and expects to submit a clinical evaluation review request to the notified bodies to gain more information concerning the regulatory pathway of the program. This will be done in conjunction with a pre-IDE meeting with the FDA. Non-dilutive funding supports all preclinical work and ISO 13485 testing needed to complete preclinical safety analysis.

Sales Approach

Our strategy for sales and distribution will vary depending on product line and region. We expect to utilize a targeted sales approach for the DBS product, Nexeon Neurostimulation System, while achieving U.S. PMA from the FDA. We expect to hire a small, experienced sales force, all with prior experience of training 50 or more clinicians on active implantable devices. Each member of the sales force will be expected to have previous sales of at least $1M annually and a wealth of contacts in their regional area.

Through market research, we have validated that our initial target and early adopters will be key opinion leader (“KOL”) neurosurgeons and neurologists in Europe who have the personnel, facilities, and desire to do DBS research and treat significant numbers of patients with DBS devices. We will prioritize selling to sites where both DBS research and clinical care are performed.   We believe the clinical data from our early adopters will drive market growth. We acknowledge that contractually purchasing 30-50 units to conduct studies over the course of 2-3 years is of negligible revenue size for our competitors, but presents incredible economics for our company.  Therefore, we are growing our software and data management capabilities to facilitate these studies as well as the big data outputs of all our clinical sites.  Prioritizing clinical data from early adopters will ultimately maximize return on equity while supporting ongoing the sales channels.

Territories in the U.S. and EU not targeted by our sales force will be covered using a distributor to reduce upfront costs and training. This approach will likely be altered if we form a strategic partnership with an existing medical device company prior to initial sales.

Intellectual Property

Nexeon possesses a patent portfolio for each of its products under development ensuring the ability to operate, which is critical to successful commercialization of the Company’s platforms. In addition, maintaining a focus in the internet of medical things allows Nexeon to utilize issued and pending patents for maximum commercial benefit and growth. Since inception, Nexeon has actively pursued patent coverage of the proprietary systems and methods of delivering therapy. The patents have been deliberately written to provide broad and specific protection. Issued and pending U.S. and foreign method and technology patents protect the Company’s intellectual property (“IP”).

Nexeon’s strategy to create temporal barriers to others and to protect proprietary positions is to continue to acquire and file for U.S. and foreign patent applications related to its technology, inventions, and improvements to enhance the Company’s business and competitive advantages. Continuing to rigorously analyze competitive IP applications and their prosecution history will ensure that this freedom to operate position remains viable. As development of new products and prosecution of pending patent applications progresses, we will continue to strategically file additional applications, including continuations, continuations-in-part, and divisional applications, to protect the new developments and those already being prosecuted.

In addition to seeking patent protection, the Company utilizes other available intellectual property rights to protect its developments. For example, Nexeon utilizes copyrighted software, manuals, and reports. Nexeon also maintains many trade secrets that are essential to its business. Nexeon has implemented procedures to maintain such secrecy required of such trade secrets. Finally, Nexeon has filed for and obtained several trademark registrations related to the branding of its products. This multifaceted approach provides Nexeon with the maximum protection available for its developments.

OEM solutions business, operated as Medi-Line, SPRL

Our Original Equipment Manufacturer (“OEM”) Solutions business, Medi-Line, SPRL, is operated as a wholly owned subsidiary and provides the medical device manufacturing expertise and experience needed to scale our business.  Medi-Line is a leading global source of innovative medical device solutions with existing customers that include Fortune 50 companies, neurostimulator companies, and Nexeon. Medi-Line provides high quality and efficiency in the development, engineering, and manufacturing of medical devices for the medtech and pharmaceutical industries.

Originally founded in 1994, the company focused its efforts on providing an unmet need in the manufacturing single use medical devices for the medical and pharmaceutical sectors. The business has steadily grown over the past 20+ years with sales and marketing efforts limited to word-of-mouth referrals only.  In 2006, the company invested in new manufacturing facilities and constructed Assembly Clean Rooms ISO 7 (class C) and Extrusion/Injection Molding Clean Room ISO 8 (class D). In 2012, a new office building to support the increase in staff (R&D engineers, Quality Assurance engineers, etc.) was erected. Today, Medi-Line is internationally recognized in original equipment manufacturing (OEM) for the high quality of its services and products. Its offices and manufacturing facilities are in the Liege Science Park of Sart-Tilman. Liège Science Park is a business incubator and science park of the University of Liège and is located on the territories of the municipalities of Seraing and Liège in Belgium.

For twelve months ended March 31, 2017, Medi-Line had gross revenues of €6.7 million and EBITDA of €0.550 million.

As a wholly owned subsidiary in the Nexeon group of Companies, Medi-Line will provide the medical device manufacturing expertise and experience needed to scale our business.  Medi-Line is a leading global source of innovative medical device solutions with existing customers that include Fortune 50 companies, neurostimulator companies, and Nexeon. Medi-Line provides high quality and efficiency in the development, engineering, and manufacturing of medical devices for the med-tech and pharmaceutical industries.  The acquisition of Med-Line is financed by way of loan facilities in the amount of EUR 2.5M being provided by ING Belgium a division of ING Group the large international banking concern. In addition the Company has arranged a mezzanine loan facility in the amount of $1M from a private U.S. based lender.

Primary products produced in the OEM Solutions segment include:

•	FastLab Cassette, a PET radiopharmacy device, GE Healthcare
•	Single patient cartridges for radiopharmacy, TRASIS
•	Tension-free vaginal tape, Ethicon
•	Peripheral neurostimulator systems, Glaxo-Smith Kline (Galvani Bioelectronics)

Medi-Line currently manufactures radiopharmacy technology, urology products and sterilization cases and trays and designs, develops, and offers worldwide production and supply chain capabilities for these products to its customers.  Its trusted reputation and brands, broad intellectual property portfolio and commitment to innovation enables it to collaborate with hundreds of global medical device manufacturers to provide solutions for today’s needs and tomorrow’s growth.

Medi-Line offers a wide range of services, including product and process development, validation and verification, technical and regulatory file writing, packaging, biocompatibility, and sterilization study.  Customers of Medi-Line are active in fields as diverse as urologic implants, neurosurgery, interventional gastro-enterology, implantable neurostimulator, radiopharmacy, PET Scan imagery, and special high added value catheters, as well as microthin cuff catheters.

Medi-Line sustains a Full Quality Assurance System according to Annex II (excluding section 4) of directive 93/42/EC on Medical Devices. Medi-Line is ISO 13485:2012 certified for the design, development, clean-room manufacturing and packaging, and delivery of medico-surgical products for healthcare. To satisfy its customers, Medi-Line has, in its facility in Liège, 600 m² (6,458 sq. ft.) of clean room equipped to perform most thermoplastic polymeric transformation techniques including injection molding, single and multi-lumen extrusion, blow molding, thermoforming, glue and solvent bonding and US welding. Furthermore, Medi-Line develops its own dedicated equipment for special techniques, such as tip finishing, hole punching and high frequency welding.

We believe we have established a distinct competitive advantage based on creating value in several areas, particularly in maintaining close customer relationships, a broad product offering, delivering high quality and exemplary regulatory performance. Consequently, we can provide our customers with comprehensive design, engineering, project management services and state of the art production capabilities to help bring their implant systems to market quickly and efficiently.

Medi-Line provides Value to its customers in the following ways:

•
Comprehensive Offerings. We can support our customers’ new product offerings from product concept through market introduction and thereafter, by providing seamless design, engineering, prototyping and manufacturing offerings.

•	Single Source for Complete Systems. We assist our customers in developing new implants, and we design and produce neurostimulator systems for specific neurological disease.
•
Precision Manufacturing Expertise.  Our extensive expertise and knowhow enable us to produce large volumes of specialized products to our customers’ precise standards, which we believe makes us a supplier of choice to the largest orthopedic companies as well as addressing the broader needs of smaller customers. Our core production competencies include net shaped forging, precision casting, thermo forming, precision sheet metal working and machining/ finishing. Over the past several years, we have developed high precision machining capabilities to better serve the spine implant market.

•
Quality and Regulatory Compliance.  Our quality systems are based upon and are in compliance with International Organization for Standardization (“ISO”) requirements and, where applicable, United States Food and Drug Administration (“FDA”) regulations. We believe our level of quality and regulatory compliance systems meet or exceed our customers’ expectations. We continue investing in this area to strengthen our leadership position.

Medi-Line’s Value propositions allow its customers to enjoy these benefits:

•
Shorter Time to Market.  Our design, engineering, and prototyping skills, as well as our ability to transition seamlessly from product development to production of implants, instruments, and cases, enables our customers to reduce time to market for their new products.

•
Reduced Total Product Acquisition Costs.  Our comprehensive offerings, including design, engineering, prototyping, project management, production, and inventory control, allow our customers to reduce their procurement costs and inventory levels, resulting in lower product acquisition costs.

•
Increased Focus on Marketing and Research and Development Efforts.  Our extensive production capabilities and comprehensive offerings provide a one-stop outsourcing solution and allow our customers to focus their resources on their design, development, and marketing efforts.

•	Rationalized and Reliable Supply Chain. Our scale, scope of products and approach allow large orthopedic companies to reduce their number of independent suppliers and streamline their operations.
•
Enhanced Product Consistency on a Global Basis.  Our extensive production platform, approach and international presence allow us to meet global demand for orthopedic devices, which is expected to continue increasing.

•
A Strategic Partner for Smaller Companies and Start-ups.  Quality and regulatory systems and experience to support prototype through finished product for start-up and smaller companies looking for a strategic global supply chain partner.

OEM Business Strategy

Our strategy is to grow revenue faster than the overall OEM market as a supplier to our existing customers, to diversify our revenue base by expanding our offering into different customers in the United States in a manner that is non-competitive with our OEM customers, to expand the supply chain management and manufacturing of the NNS™ system, and to leverage our experiences in neurostimulator and our other strengths to expand our OEM solutions business into adjacent neurostimulator indications. The key elements of our business strategy are to:

Solutions Focus:

•
Develop Strategic Relationships with Our OEM Customers Through Access to Key Decision Makers.  Our scale, scope of products and approach position us as an important partner with our customers. This position of trust and insight provides access to key decision makers with whom we intend to continue to build strategic relationships.

•
Capitalize on Our Approach.  We believe that our approach shortens product development cycles, reduces design and manufacturing costs, and simplifies purchasing and logistics. We intend to aggressively market these benefits to our customers as they continue to look for suppliers who can support needs beyond manufacturing capabilities.

•
Leverage Manufacturing Skills.  We have continued to expand our manufacturing capacity and design resources and update our manufacturing and development equipment. We intend to continue to leverage our investments in sophisticated equipment and manufacturing knowhow to expand our existing customer relationships and to obtain new customers. This includes not only manufacturing competencies, but also support processes such as statistical process quality control and information management.

•
Increase New Product Offerings and Increase Gross Margin.  Our research & development team and our Design and Development Centers provide expertise and coordination for our design, engineering, and prototyping offerings as well as internally innovated products. We intend to use this dedicated expertise to develop intellectual property and expand our line of innovative and independently developed neurostimulator programs and cases and to generate additional development projects with our customers that will lead to increased sales and long-term manufacturing opportunities.

•
Collaborate with Emerging Companies.  We believe that new and innovative neurostimulator companies are creating a meaningful market presence and that IPG platform and manufacturing capabilities can help these companies, many of which may have limited resources, manage their product manufacturing and logistical services.

Medi-Line OEM Solutions

Radiotherapy Supplies

We design, develop, and manufacture the FastLab Cassettes for use in specific radiotherapy systems developed by our customers. The cassettes we produce are used primarily in systems for automation of PET imaging procedures. In a PET scan, a special dye containing mildly radioactive material (tracers) is employed. These tracers for Positron Emission Tomography (PET) imaging procedures play a critical role in medical care today. Yet the logistics of getting tracers onsite at the facilities of healthcare providers can sometimes prove difficult for sites outside of the radiopharmacy distribution network, particularly in emerging markets. However, FASTlab2™, a new PET tracer production module with FDG Duo cassettes, can maximize the hot cell (radioactive) capacity of the tracers. Medi-Line currently manufactures FASTlab2 & FDG Duo cassettes for GE Healthcare.

Urology Solutions

We make high-precision surgical tape employed in the tension free vaginal tape (TVT) procedure for the treatment of stress incontinence in women. Stress incontinence in women can cause frequent involuntary release of urine during activities, such as coughing or laughing, that put pressure on the bladder. The tension-free vaginal tape (TVT) procedure is designed to provide support for a sagging urethra camera so that when coughing or vigorous movement occurs suddenly, the urethra can remain closed with no accidental release of urine. The TVT is manufactured for Ethicon, Inc., a division of Johnson & Johnson, and was originally developed in collaboration with Ethicon and the University of Liège.

Radiopharmacy Cartridges

We make cartridges used in radiopharmacy which has developed a system for dispensing and packing solution of PET radiopharmaceuticals called Quickfil l. The Quickfil concept, developed by TRASIS Company, consists in a syringe-like unit dose cartridge and a dedicated aseptic filling machine. Through the design of this specific container, single patient doses for radiopharmaceutical substances can be prepared automatically.

Neurostimulation Systems

We propose to expand our work with customers to design, develop and manufacture full implantable pulse generator systems for a customer’s clinical application. Our experts at the Niel and Liege facility specialize in electrical, firmware and mechanical design services for implantable pulse generators.   We propose that we could become the leader in end to end expertise in system integration to ensure high reliability and quality for implantable IPG’s and the supporting external electronics and leads.   We believe this IPG platform could be a turnkey, cost-efficient platform for providing Neurostimulation IPGs (Implantable Pulse Generator) and components to early stage companies and research institutions. The Platform can be carried through to full commercialization, reducing total product development time and cost, and speeding up time to market.

Customers

Our OEM Solutions business supplies products primarily to manufacturers in the medical device market. Our customers include large device manufacturers, including Johnson & Johnson, GE Healthcare, GlaxoSmithKline, and Kimberly Clark.

In our OEM Solutions business, we sell to over 50 customers.  Sales to our 2 largest customers represented 55% and 11% of our revenue in fiscal 2012 and 2011, respectively. Our largest customer, GE Healthcare, accounted for 55% of our revenue in fiscal 2015, however our goal is to utilize existing capacity at Medi-Line to enhance our Neurostimulation products launches.  We also hope to reduce our concentration through various acquisitions, which increased our access to internal manufacturing revenues.

Sales and Marketing

Our OEM Solutions sales and marketing efforts have been limited to date, with most new business coming in the form of referrals. We intend to grow our business by emphasizing our design and engineering expertise, internally developed products, manufacturing capabilities, international distribution network and ability to provide customers with a comprehensive product offering. We present our products to customers in a concept which offers the customer a collaborator for developing complete implant, instrument and case solutions while working to create and respond to opportunities for any one of our product offerings. We believe there is an opportunity to leverage our existing relationships among our customer base to achieve greater penetration of our customized products.

Manufacturing and Materials

Our OEM Solutions segment has manufacturing facilities in two facilities in Belgium. We continue to make investments to modernize our production facilities, improve our production processes and develop superior technical skills that complement our manufacturing capabilities. These investments have allowed us to continue to improve the quality of our products, increase our manufacturing capacity and improve our efficiency. We currently manufacture our neurostimulator system in our class 10,000 cleanroom in Niel, Belgium.

We operate our OEM business out of a building in Liege, Belgium.  This building consists of two clean rooms validated (1 cleanroom assembly ISO class 7 or C 1 cleanroom ISO class 8 or D) offering 600m2 of production space to meet industry quality requirements of medical devices.

Our manufacturing processes include:

•	Extrusion (range of tubes starting at 0.25mm OD in a wide selection of raw materials
•	Injection Molding (complex component injection in most thermoplastics)
•	Assembly (bonding, welding, finishing, packaging)
•	Disposable devices:
•	Catheter & catheter-like products
•	Radiopharmacy single use supplies
•	Surgical devices
•	Implants: active & non-active
•	Clean room manufacturing Class C (ISO7)
•	Extrusion, injection molding

The majority of products that we produce are customized to the unique specifications of our customers. Our ability to maintain flexible operations is an important factor in maintaining high levels of productivity. We endeavor to use “just-in-time” manufacturing and flexible manufacturing cells in our production processes. Just-in-time manufacturing is a production technique that minimizes work-in-process inventory and manufacturing cycles. Manufacturing cells are clusters of individual manufacturing operations and work stations grouped in a circular configuration, with the operators placed centrally within the configuration. Cell manufacturing provides flexibility by allowing efficient changes to the number of operations each operator performs, which enhances our ability to maintain product volumes that are consistent with our customers’ requirements and reduce our level of inventory.

Quality Assurance

We maintain a comprehensive quality assurance and quality control program, which includes the control and documentation of all material specifications, operating procedures, equipment maintenance and quality control methods. Our quality systems are based upon FDA requirements and the ISO standards for medical device manufacturers. We believe that all our facilities are currently in substantial compliance with regulations applicable to them.

All aspects of the supply chain are integrated into our overall quality system. Our suppliers are evaluated and audited to assure compliance with all international trade compliance quality standards. Relative to our manufacturing processes we maintain and adhere to specific standard operating procedures within our quality systems to ensure compliance with our customers’ requirements for their products. Our deep brain neurostimulator business likewise operates under a comprehensive quality system to ensure compliance with all product quality and customer obligations. The suppliers we utilize in the distribution process are evaluated and audited to assure compliance to all international trade compliance quality standards.

We are not aware of any significant quality issues or concerns, although if we experience a breakdown in our quality systems that result in the sale or manufacture of noncompliance products we could incur costs and loss of business, recalls, lawsuits or other adverse results.

Regulatory Compliance

We maintain an effective regulatory program to assure compliance with all applicable U.S. and international regulatory standards and directives regarding both our manufacturing and Symmetry Surgical businesses. Our regulatory program focuses primarily on minimizing any risks associated with noncompliance with requirements or standards that could impact our products’ fit, form and function. We also place great emphasis on maintaining and following effective auditing practices and procedures to assure compliance with all internal and external standard operating procedures and 510(k) process requirements. Finally, we conduct ongoing due diligence to monitor and assure compliance with all country of origin requirements and certifications regarding international regulatory agencies. We are not aware of any failures to comply with applicable laws and regulations, although we cannot assure you that the costs of compliance or failure to comply with any obligations would not impact our business negatively.

Competition

Our OEM Solutions customers, to varying degrees, are capable of internally developing and producing most of the products we provide. While we believe that our comprehensive offerings and core production competencies allow medical device companies to reduce costs and shorten time to market by utilizing our services, one or more of our customers may seek to expand their development and manufacturing operations which may reduce their reliance on independent suppliers such as us. We compete based on development capability, breadth of product offering, manufacturing quality, total cost/value relationship and on time delivery. We also compete with independent suppliers of implants, instruments, and cases to medical device companies. A majority of these suppliers are privately owned and produce some, but not all, of the products required in orthopedic implant systems. We compete with other independent suppliers primarily based on development capability, breadth of product offering, manufacturing quality, costs and on time delivery

Employees

As of August 31, 2017, we had 46 employees. Our employees are not represented by any unions. We believe that we have a good relationship with our employees.

Forward-Looking Statements

This Current Report on Form 8-K contains certain statements that are “forward-looking statements.” Those statements may include statements regarding the intent, belief or current expectations of the Company or its officers with respect to the acquisition of Nexeon Medsystems Belgium SPRL. These forward-looking statements are based on a number of assumptions and currently available information, and are subject to a variety of risks and uncertainties. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There is no assurance that the forward-looking statements contained in this Current Report will prove to be accurate. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that its objectives will be achieved.

Press Release

On September 1, 2017, a Press Release was issued in Europe regarding the acquisition by the Company of Nexeon Medsystems Belgium SPRL, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(a) Financial statements of business acquired.

The Company intends to file the financial statements of Nexeon Medsystems Belgium SPRL required by Item 9.01(a) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro forma financial information.

The Company intends to file the pro forma financial information required by Item 9.01(b) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)	Exhibits

Exhibit No.	Description

10.1
Acquisition Agreement between Rosellini Scientific, LLC and Nexeon Medsystems Europe, SARL (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 17, 2017)

10.2
Loan Agreement between Nexeon Medsystems Europe, SARL and Nexeon Medsystems Belgium SPRL (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 17, 2017)

10.3
Promissory Note of Nexeon Medsystems Belgium SPRL (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 17, 2017)

99.1	Press Release issued in Europe on September 1, 2017 regarding the Acquisition of Nexeon Medsystems Belgium SPRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXEON MEDSYSTEMS INC

	By:	/s/ Ronald Conquest
Date: September 5, 2017		Ronald Conquest
Executive Vice President of Corporate Finance

EXHIBIT INDEX

Exhibit No.	Description

10.1
Acquisition Agreement between Rosellini Scientific, LLC and Nexeon Medsystems Europe, SARL (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 17, 2017)

10.2
Loan Agreement between Nexeon Medsystems Europe, SARL and Nexeon Medsystems Belgium SPRL (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 17, 2017)

10.3
Promissory Note of Nexeon Medsystems Belgium SPRL (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 17, 2017)

99.1	Press Release issued in Europe on September 1, 2017 regarding the Acquisition of Nexeon Medsystems Belgium SPRL